EXHIBIT 12

                         ILLINOIS BELL TELEPHONE COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                              (Dollars in Millions)

                                                 Three Months Ended
                                                       March 31
                                                   ---------------
                                                  1999         1998
                                                  ----         ----
1.  EARNINGS

     a) Income before interest expense,
         income taxes and undistributed
         equity earnings.....................  $  361.6      $  272.5

     b) Portion of rental expense
         representative of the
         interest factor (1).................       4.2           3.3
                                               --------      --------
     Total 1(a) and 1(b).....................  $  365.8      $  275.8
                                               --------      --------
2.  FIXED CHARGES

     a) Total interest expense including
         capital lease obligations...........  $   20.9      $   30.9

     b) Capitalized interest.................       0.6           0.7

     c) Portion of rental expense
         representative of the
         interest factor (1).................       4.2           3.3
                                               --------      --------
     Total 2(a) through 2(c).................  $   25.7      $   34.9
                                               --------      --------
3.  RATIO OF EARNINGS TO FIXED CHARGES.......     14.23          7.90
                                                  =====         =====


(1) We consider one third of total rental expense to represent return on capital.